Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS RELEASE
MEDIA CONTACT: DOUG GRASSIAN 330.796.3855 DOUG_GRASSIAN@GOODYEAR.COM	ANALYST CONTACT: RYAN REED 330.796.0368 RYAN_REED@GOODYEAR.COM

GOODYEAR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS

Fourth Quarter Highlights

Net sales of $4.9 billion, flat from 2024 and up 4% organically

Goodyear net income of $105 million, or $113 million as adjusted

Segment operating income of $416 million – well ahead of expectations, up 9% from 2024, up 18% organically

Segment operating margin of 8.5%, up 80 basis points, cash flows from operating activities of $1.5 billion

Goodyear Forward delivered $192 million of benefits

AKRON, Ohio, Feb. 9, 2026 – The Goodyear Tire & Rubber Company (NASDAQ:GT) reported fourth quarter and full-year 2025 results today and the company will host an investor call tomorrow morning, Tuesday, Feb. 10, at 8:30 a.m. Eastern time led by Mark Stewart, Goodyear’s chief executive officer and president, and Christina Zamarro, the company’s executive vice president and chief financial officer.

“We delivered another strong quarter, driven by execution of our Goodyear Forward plan,” said Mark Stewart, chief executive officer and president. “Our fourth quarter results mark the highest segment operating income and margin the company has achieved in more than seven years. While we continue to face challenging industry conditions in the first quarter, we are operating with greater focus and discipline on the elements within our control – much as we did throughout 2025 – to navigate the current environment.”

Financial Results

Goodyear’s fourth quarter 2025 net sales were $4.9 billion, with tire unit volumes totaling 42.3 million. After adjusting for the impact of the sales of its Off-the-Road (OTR) tire and Chemical businesses of $227 million, organic net sales increased 4%. Fourth quarter 2025 Goodyear net income was $105 million, or $0.36 per share, compared to Goodyear net income one year ago of $73 million, or $0.25 per share. The fourth quarter of 2025 included several significant items, including, on a pre-tax basis, gains on asset sales of $116 million, and an insurance recovery of $56 million, offset by pension settlement charges of $129 million, rationalization charges, asset write-offs, and accelerated depreciation and leases of $50 million and discrete tax items of $6 million.

Fourth quarter 2025 adjusted net income was $113 million, compared to adjusted net income of $111 million in the prior year’s quarter. Adjusted earnings per share was $0.39, which includes several items, notably an adjustment for an insurance recovery of $56 million, or $0.19 per share, in the fourth quarter, compared to $0.38 in the prior year’s quarter. Per share amounts are diluted.

Segment Results

The company reported total segment operating income of $416 million in the fourth quarter of 2025, compared to $382 million from a year ago. After adjusting for the impact of the sales of its Off-the-Road (OTR) tire and Chemical businesses of $30 million, organic segment operating income increased $64 million, or 18%. The increase in segment operating income reflects benefits from Goodyear Forward of $192 million and favorable price/mix versus raw material costs of $197 million, offset by inflation, tariffs, and other costs of $227 million, and the impact of lower volume of $92 million.

Goodyear Forward

Goodyear Forward delivered $192 million of benefits in the fourth quarter of 2025. Since inception, the program has generated $1.25 billion of cumulative segment operating income benefits, exceeding its original commitment by approximately $150 million. At the end of 2025, the company had reached a $1.5 billion run-rate over the two-year program.

Additionally, in 2025, Goodyear generated $2.3 billion of proceeds from divestitures and other asset sales, including the sales of its Chemical and OTR businesses and the Dunlop brand, which were primarily used to reduce debt. This exceeded the Company’s asset sale proceeds target by approximately $300 million.

Full-Year Results

Goodyear’s 2025 net sales were $18.3 billion, with tire unit volumes totaling 158.7 million. Goodyear net loss was $1.7 billion, or ($5.99) per share, compared to Goodyear net income of $46 million, or $0.16 per share, a year ago. Full-year 2025 included several significant items, including, on a pre-tax basis, gains on asset sales of $816 million and an insurance recovery of $56 million, offset by a non-cash deferred tax asset valuation allowance of $1.5 billion, a non-cash goodwill impairment charge of $674 million, rationalization charges, asset write-offs, and accelerated depreciation and leases of $354 million, pension settlement charges of $201 million, and Goodyear Forward costs of $15 million.

Full-year 2025 adjusted net income was $136 million, compared to adjusted net income of $278 million in the prior year. Adjusted earnings per share was $0.47, compared to $0.97 in the prior year.

The company reported total segment operating income of $1.1 billion in 2025, compared to $1.3 billion in the prior year. After adjusting for the impact of the sales of its OTR tire and Chemical businesses of $75 million, segment operating income declined $170 million, reflecting lower volumes amid continued headwinds in the commercial industry, as well as tariff-related market dynamics. Segment operating income reflects benefits from Goodyear Forward of $772 million and net price/mix versus raw material costs of $22 million, offset by inflation, tariffs, and other costs of $543 million, lower volume of $285 million, and non-recurrence of insurance recoveries, net of expenses, of $62 million.

Additional earnings materials can be found on Goodyear’s investor relations website at http://investor.goodyear.com.

Reconciliation of Non-GAAP Financial Measures

See “Non-GAAP Financial Measures” and “Financial Tables” for further explanation and reconciliation tables for historical Total Segment Operating Income and Margin; Adjusted Net Income (Loss); and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2025 and 2024 periods. Organic earnings measures exclude the impact of divestitures; see “Non-GAAP Financial Measures” for additional details.

Business Segment Results

AMERICAS

	Fourth Quarter		Year Ended
(In millions)	2025	2024	2025	2024
Tire Units	21.1	22.0	78.2	81.6
Net Sales	$2,867	$2,890	$10,768	$11,033
Segment Operating Income	$233	$262	$735	$933
Segment Operating Margin	8.1%	9.1%	6.8%	8.5%

Americas’ fourth quarter 2025 net sales of $2.9 billion were 0.8% lower than the previous year, driven by a decline in volume, partially offset by price/mix benefits. Tire unit volume decreased 3.9%. Replacement tire unit volume decreased 3.7%, primarily due to reduced sales as a result of high channel inventories of imported products in the U.S. Consumer original equipment tire unit volume decreased 2.6%, driven by lower OEM production. Similar to prior quarters, the Commercial business experienced a sharp contraction in industry demand.

Segment operating income of $233 million decreased $29 million from last year. The decrease was driven by the non-recurrence of 2024 net insurance recoveries of $52 million and the impact of the sale of the Chemical business of $7 million.

EMEA

	Fourth Quarter		Year Ended
(In millions)	2025	2024	2025	2024
Tire Units	12.3	12.6	47.9	48.9
Net Sales	$1,522	$1,451	$5,550	$5,425
Segment Operating Income	$114	$38	$114	$92
Segment Operating Margin	7.5%	2.6%	2.1%	2.3%

EMEA’s fourth quarter 2025 net sales of $1.5 billion increased 4.9% from fourth quarter 2024, driven by benefits in price/mix and currency, partly offset by lower tire volume. Tire unit volume decreased 2.3%. Replacement unit volume decreased 8.2%, driven by industry weakness. Original equipment tire unit volume increased 14.3%, reflecting significant consumer market share gains.

Fourth quarter segment operating income of $114 million increased $76 million from the previous year. EMEA’s results include an insurance recovery of $56 million, which is excluded from total company adjusted net income and adjusted earnings per share.

ASIA PACIFIC

	Fourth Quarter		Year Ended
(In millions)	2025	2024	2025	2024
Tire Units	8.9	9.0	32.6	36.1
Net Sales	$528	$606	$1,962	$2,420
Segment Operating Income	$69	$82	$208	$277
Segment Operating Margin	13.1%	13.5%	10.6%	11.4%

Asia Pacific’s fourth quarter 2025 net sales of $528 million were 12.9% lower than the previous year, driven by the sale of the OTR tire business. Tire unit volume decreased 1.6%, driven by lower consumer OE sales in China.

Fourth quarter 2025 segment operating income of $69 million was $13 million lower than the prior year, which was driven by the sale of the OTR tire business. Excluding the impacts related to the sale of the OTR tire business of $29 million, Asia Pacific segment operating income increased 30% and segment operating margin grew 330 basis points.

Conference Call

The company will host an investor call on Tuesday, Feb. 10, 2026, at 8:30 a.m. Eastern time. Please visit Goodyear’s investor relations website: http://investor.goodyear.com, for additional earnings materials.

Participating in the conference call will be Mark Stewart, chief executive officer and president, and Christina Zamarro, executive vice president and chief financial officer.

The investor call can be accessed on the website or via telephone by calling either (800) 343-4849 or (203) 518-9848 before 8:25 a.m. Eastern time and providing the conference ID “Goodyear.” A replay will be available by calling (800) 925-9899 or (402) 220-5392. The replay will also be available on Goodyear’s investor relations website.

About Goodyear

Goodyear is one of the world’s largest tire companies. It employs about 63,000 people and manufactures its products in 49 facilities in 19 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

Forward-Looking Statements

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; inflationary cost pressures; changes in tariffs, trade agreements or trade restrictions; delays or disruptions in our supply chain or the provision of services to us; a prolonged economic downturn or period of economic uncertainty; deteriorating economic conditions or an inability to access capital markets; a labor strike, work stoppage, labor shortage or other similar event; financial difficulties, work stoppages, labor shortages or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; foreign currency translation and transaction risks; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Revision of Previously Issued Financial Statements

This news release reflects revised prior period financial information to correct an accounting error related to the historic computation of currency remeasurement for our foreign operations in Turkey. We evaluated the errors and determined that the related impacts were not material in any previously issued annual or interim financial statements. See Notes 1 and 16 of the Notes to Consolidated Financial Statements included in our Form 10-Q for the quarterly period ended June 30, 2025, filed on August 8, 2025, for revised financial information reflecting the corrections to prior periods.

Non-GAAP Financial Measures (unaudited)

This news release presents non-GAAP financial measures, including Total Segment Operating Income and Margin, Adjusted Net Income (Loss), Adjusted Diluted Earnings Per Share (EPS), and organic earnings measures, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measures to Total Segment Operating Income and Margin are Goodyear Net Income (Loss) and Return on Net Sales (which is calculated by dividing Goodyear Net Income (Loss) by Net Sales).

Adjusted Net Income (Loss) is Goodyear Net Income (Loss) as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted Earnings Per Share (EPS) is the company’s Adjusted Net Income (Loss) divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income (Loss) and Adjusted Diluted Earnings Per Share (EPS) are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, discrete tax items, impairments, asset sales and certain other significant items.

Organic earnings measures, including organic Net Sales growth, organic Segment Operating Income and organic Segment Operating Income growth, are non-GAAP financial measures that exclude the direct impacts of the divestitures of our OTR and Chemical businesses from year-over-year comparisons. We believe these measures provide investors with a supplemental understanding of underlying earnings trends by providing comparisons on a constant basis. We completed the sale of our OTR and Chemical businesses in February 2025 and October 2025, respectively.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies. See the following tables for reconciliations of historical Total Segment Operating Income and Margin, Adjusted Net Income (Loss), and Adjusted Diluted Earnings Per Share to the most directly comparable U.S. GAAP financial measures.

The Goodyear Tire & Rubber Company and Subsidiaries

Financial Tables (Unaudited)

Table 1: Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2025	2024	2025	2024
Net Sales	$4,917	$4,947	$18,280	$18,878
Cost of Goods Sold	3,890	3,961	14,909	15,192
Selling, Administrative and General Expense	701	692	2,719	2,782
Goodwill and Intangible Asset Impairment	—	—	674	125
Rationalizations	33	34	194	86
Interest Expense	104	131	445	522
Other Expense	141	39	288	134
Net (Gain) Loss on Asset Sales	(116)	2	(816)	(93)

Income (Loss) before Income Taxes	164	88	(133)	130
United States and Foreign Tax Expense	66	20	1,567	95

Net Income (Loss)	98	68	(1,700)	35
Less: Minority Shareholders’ Net Income (Loss)	(7)	(5)	21	(11)

Goodyear Net Income (Loss)	$105	$73	$(1,721)	$46

Goodyear Net Income (Loss) — Per Share of Common Stock
Basic	$0.36	$0.25	$(5.99)	$0.16

Weighted Average Shares Outstanding	288	287	288	287
Diluted	$0.36	$0.25	$(5.99)	$0.16

Weighted Average Shares Outstanding	290	288	288	288

Table 2: Consolidated Balance Sheets

(In millions, except share data)	December 31, 2025	December 31, 2024
Assets:
Current Assets:
Cash and Cash Equivalents	$801	$810
Accounts Receivable, less Allowance — $89 ($84 in 2024)	2,341	2,482
Inventories:
Raw Materials	616	728
Work in Process	195	207
Finished Products	2,761	2,619

	3,572	3,554
Assets Held for Sale	58	466
Prepaid Expenses and Other Current Assets	446	277

Total Current Assets	7,218	7,589
Goodwill	42	756
Intangible Assets	663	805
Deferred Income Taxes	348	1,686
Other Assets	1,096	1,052
Operating Lease Right-of-Use Assets	998	951
Property, Plant and Equipment, less Accumulated Depreciation — $12,390 ($12,212 in 2024)	7,843	8,082

Total Assets	$18,208	$20,921

Liabilities:
Current Liabilities:
Accounts Payable — Trade	$3,879	$4,092
Compensation and Benefits	578	606
Other Current Liabilities	1,259	1,089
Notes Payable and Overdrafts	506	558
Operating Lease Liabilities due Within One Year	196	200
Long Term Debt and Finance Leases due Within One Year	364	832

Total Current Liabilities	6,782	7,377
Operating Lease Liabilities	862	804
Long Term Debt and Finance Leases	5,328	6,392
Compensation and Benefits	787	789
Deferred Income Taxes	105	108
Other Long-Term Liabilities	941	628

Total Liabilities	14,805	16,098
Commitments and Contingent Liabilities
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares — 286 million in 2025 (285 million in 2024)	286	285
Capital Surplus	3,175	3,159
Retained Earnings	3,360	5,081
Accumulated Other Comprehensive Loss	(3,588)	(3,844)

Goodyear Shareholders’ Equity	3,233	4,681
Minority Shareholders’ Equity — Nonredeemable	170	142

Total Shareholders’ Equity	3,403	4,823

Total Liabilities and Shareholders’ Equity	$18,208	$20,921

Table 3: Consolidated Statements of Cash Flows

	Year Ended
	December 31,
(In millions)	2025	2024
Cash Flows from Operating Activities:
Net Income (Loss)	$(1,700)	$35
Adjustments to Reconcile Net Income (Loss) to Cash Flows from Operating Activities:
Depreciation and Amortization	1,045	1,049
Amortization and Write-Off of Debt Issuance Costs	19	14
Goodwill and Intangible Asset Impairment	674	125
Provision for Deferred Income Taxes	1,357	(65)
Net Pension Curtailments and Settlements	201	(3)
Net Rationalization Charges	194	86
Rationalization Payments	(431)	(198)
Net (Gain) Loss on Asset Sales	(816)	(93)
Loss (Gain) on Insurance Recoveries for Damaged Property, Plant and Equipment	—	(75)
Operating Lease Expense	318	326
Operating Lease Payments	(287)	(277)
Pension Contributions and Direct Payments	(83)	(69)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	215	127
Inventories	12	(106)
Accounts Payable — Trade	(248)	(78)
Compensation and Benefits	28	24
Other Current Liabilities	247	(151)
Other Assets and Liabilities	51	27

Total Cash Flows from Operating Activities	796	698
Cash Flows from Investing Activities:
Capital Expenditures	(826)	(1,188)
Insurance Recoveries for Damaged Property, Plant and Equipment	—	62
Cash Proceeds from Sale and Leaseback Transactions	—	16
Asset Dispositions	1,802	115
Short Term Securities Redeemed	—	2
Long Term Securities Redeemed	4	4
Notes Receivable	14	(23)
Other Transactions	3	7

Total Cash Flows from Investing Activities	997	(1,005)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	966	1,326
Short Term Debt and Overdrafts Paid	(1,033)	(1,095)
Long Term Debt Incurred	16,071	14,420
Long Term Debt Paid	(17,763)	(14,387)
Common Stock Issued	(6)	(3)
Transactions with Minority Interests in Subsidiaries	(4)	(8)
Debt Related Costs and Other Transactions	(1)	(28)

Total Cash Flows from Financing Activities	(1,770)	225
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	23	(39)

Net Change in Cash, Cash Equivalents and Restricted Cash	46	(121)
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	864	985

Cash, Cash Equivalents and Restricted Cash at End of the Period	$910	$864

Table 4: Reconciliation of Segment Operating Income & Margin

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2025	2024	2025	2024
Total Segment Operating Income	$416	$382	$1,057	$1,302
Less:
Goodwill and Intangible Asset Impairment	—	—	674	125
Rationalizations	33	34	194	86
Interest Expense	104	131	445	522
Other Expense	141	39	288	134
Net (Gain) Loss on Asset Sales	(116)	2	(816)	(93)
Asset Write-Offs, Accelerated Depreciation, and Accelerated Lease Costs, net	18	27	160	146
Corporate Incentive Compensation Plans	25	12	69	62
Retained Expenses of Divested Operations	5	4	13	15
Other	42	45	163	175

Income (Loss) before Income Taxes	$164	$88	$(133)	$130
United States and Foreign Tax Expense	66	20	1,567	95
Less: Minority Shareholders’ Net Income (Loss)	(7)	(5)	21	(11)

Goodyear Net Income (Loss)	$105	$73	$(1,721)	$46

Net Sales	$4,917	$4,947	$18,280	$18,878
Return on Net Sales	2.1%	1.5%	(9.4)%	0.2%
Total Segment Operating Margin	8.5%	7.7%	5.8%	6.9%

Table 5: Reconciliation of Adjusted Net Income (Loss) and Adjusted Diluted Earnings Per Share

Fourth Quarter 2025

(In millions, except per share amounts)	As Reported	Pension Settlement Charges	Rationalizations, Asset Write-offs, Accelerated Depreciation and Leases	Indirect Tax Settlements and Discrete Tax Items	Goodyear Forward and Other Transaction Costs	Debica Fire Insurance Recoveries	Asset and Other Sales	As Adjusted
Net Sales	$4,917	$—	$—	$—	$—	$—	$—	$4,917
Cost of Goods Sold	3,890	—	(12)	—	—	56	—	3,934

Gross Margin	1,027	—	12	—	—	(56)	—	983
SAG	701	—	(5)	—	(6)	—	—	690
Rationalizations	33	—	(33)	—	—	—	—	-
Interest Expense	104	—	—	—	—	—	—	104
Other (Income) Expense	141	(129)	—	—	8	—	—	20
Net (Gain) Loss on Asset Sales	(116)	—	—	—	—	—	116	-

Pre-tax Income (Loss)	164	129	50	—	(2)	(56)	(116)	169
Taxes	66	—	—	(6)	(1)	—	2	61
Minority Interest	(7)	—	—	2	—	—	—	(5)

Goodyear Net Income (Loss)	$105	$129	$50	$4	$(1)	$(56)	$(118)	$113

EPS	$0.36	$0.44	$0.19	$0.01	$(0.01)	$(0.19)	$(0.41)	$0.39

Fourth Quarter 2024

(In millions, except per share amounts)	As Reported	Rationalizations, Asset Write-offs, Accelerated Depreciation and Leases	Goodyear Forward Costs	Asset and Other Sales	Pension Settlement Charges (Credits)	Indirect Tax Settlements and Discrete Tax Items	Americas Storm Insurance Recoveries	As Adjusted
Net Sales	$4,947	$—	$—	$—	$—	$—	$—	$4,947
Cost of Goods Sold	3,961	(21)	—	—	—	—	52	3,992

Gross Margin	986	21	—	—	—	—	(52)	955
SAG	692	(7)	(25)	—	—	—	—	660
Rationalizations	34	(34)	—	—	—	—	—	—
Interest Expense	131	—	—	—	—	—	—	131
Other (Income) Expense	39	—	(6)	—	(2)	—	—	31
Net (Gain) Loss on Asset Sales	2	—	—	(2)	—	—	—	—

Pre-tax Income (Loss)	88	62	31	2	2	—	(52)	133
Taxes	20	2	7	—	—	8	(12)	25
Minority Interest	(5)	2	—	—	—	—	—	(3)

Goodyear Net Income (Loss)	$73	$58	$24	$2	$2	$(8)	$(40)	$111

EPS	$0.25	$0.20	$0.08	$0.01	$0.01	$(0.03)	$(0.14)	$0.38

Full Year 2025

(In millions, except per share amounts)	As Reported	Indirect Tax Settlements and Discrete Tax Items	Goodwill Impairment	Rationalizations, Asset Write-offs, Accelerated Depreciation and Leases	Pension Settlement Charges	Goodyear Forward Costs and Other Transaction Costs	Debica Fire Insurance Recoveries	Asset and Other Sales	As Adjusted
Net Sales	$18,280	$—	$—	$—	$—	$—	$—	$—	$18,280
Cost of Goods Sold	14,909	—	—	(148)	—	—	56	—	14,817

Gross Margin	3,371	—	—	148	—	—	(56)	—	3,463
SAG	2,719	—	—	(12)	—	(15)	—	—	2,692
Goodwill Impairment	674	—	(674)	—	—	—	—	—	—
Rationalizations	194	—	—	(194)	—	—	—	—	—
Interest Expense	445	—	—	—	—	—	—	—	445
Other (Income) Expense	288	—	—	—	(201)	—	—	—	87
Net (Gain) Loss on Asset Sales	(816)	—	—	—	—	—	—	816	—

Pre-tax Income (Loss)	(133)	—	674	354	201	15	(56)	(816)	239
Taxes	1,567	(1,453)	—	32	1	—	—	(44)	103
Minority Interest	21	3	—	1	—	—	—	(25)	—

Goodyear Net Income (Loss)	$(1,721)	$1,450	$674	$321	$200	$15	$(56)	$(747)	$136

EPS	$(5.99)	$5.03	$2.33	$1.13	$0.69	$0.05	$(0.19)	$(2.58)	$0.47

Full Year 2024

(In millions, except per share amounts)	As Reported	Rationalizations, Asset Write-offs, Accelerated Depreciation and Leases	Intangible Asset Impairment	Goodyear Forward Costs	South Africa Flood Impact	Pension Settlement Charges (Credits)	Indirect Tax Settlements and Discrete Tax Items	Debica Fire Impact and Insurance Recoveries	Asset and Other Sales	Americas Storm Insurance Recoveries	As Adjusted
Net Sales	$18,878	$—	$—	$—	$—	$—	$—	$—	$—	$—	$18,878
Cost of Goods Sold	15,192	(116)	—	—	(3)	—	8	26	—	92	15,199

Gross Margin	3,686	116	—	—	3	—	(8)	(26)	—	(92)	3,679
SAG	2,782	(30)	—	(105)	—	—	—	—	—	—	2,647
Intangible Asset Impairment	125	—	(125)	—	—	—	—	—	—	—	—
Rationalizations	86	(86)	—	—	—	—	—	—	—	—	—
Interest Expense	522	—	—	—	—	—	—	—	—	—	522
Other (Income) Expense	134	—	—	(19)	—	3	2	—	(8)	—	112
Net (Gain) Loss on Asset Sales	(93)	—	—	—	—	—	—	—	93	—	—

Pre-tax Income (Loss)	130	232	125	124	3	(3)	(10)	(26)	(85)	(92)	398
Taxes	95	18	31	30	—	(1)	(1)	(6)	(25)	(23)	118
Minority Interest	(11)	16	—	—	—	—	—	(3)	—	—	2

Goodyear Net Income (Loss)	$46	$198	$94	$94	$3	$(2)	$(9)	$(17)	$(60)	$(69)	$278

EPS	$0.16	$0.69	$0.33	$0.33	$0.01	$(0.01)	$(0.03)	$(0.06)	$(0.21)	$(0.24)	$0.97